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EXHIBIT 12

                    PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS
                                ($s in millions)

                                              Nine Months                    Year Ended December 31,
                                                Ended
                                          September 30, 1999     1998       1997       1996       1995       1994
                                          -------------------   ------     -----      ------     ------     ------
Earnings from continuing
 operations before income taxes                  $844           $  977     $ 435      $  818     $1,124     $1,258

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                               25               58       (32)          5          7          8
                                                 ----           ------     -----      ------     ------     ------
                                                  819              919       467         813      1,117      1,250
Add:
 Amortization of previously
   capitalized interest                            10               12        13          11         10          7

 Fixed charges included in the above:
   Interest and amortization of debt
   expense                                         57               50        59          83        121        139

 Rental expense representative
  of an interest factor                            22               28        38          37         35         35
                                                 ----           ------     -----      ------     ------     ------
Earnings from continuing
 operations
 before income taxes and fixed charges           $908           $1,009     $ 577      $  944     $1,283     $1,431
                                                 ====           ======     =====      ======     ======     ======
Interest incurred and amortization
 of debt expense                                 $ 72           $   86     $  91      $  116     $  150     $  165

Rental expense representative of an
 interest factor                                   22               28        38          37         35         35
                                                 ----           ------     -----      ------     ------     ------

Total fixed charges                              $ 94           $  114     $ 129      $  153     $  185     $  200
                                                 ====           ======     =====      ======     ======     ======

Preferred stock dividends                          13               18        18          18         18         18
                                                 ----           ------     -----      ------     ------     ------
Total fixed charges and
 Preferred stock dividends                       $107           $  132     $ 147      $  171     $  203     $  218
                                                 ====           ======     =====      ======     ======     ======

Ratio of earnings to fixed charges                9.7              8.9       4.5         6.2        6.9        7.2
                                                 ====           ======     =====      ======     ======     ======

Ratio of earnings to combined
 Fixed charges and preferred
 Stock dividends                                  8.5              7.6       3.9         5.5        6.3        6.6
                                                 ====           ======     =====      ======     ======     ======


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